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Exhibit 23.1

        The accompanying consolidated financial statements give effect to 1) a 5.5 for 1 split in the form of a stock dividend of the Company's outstanding common stock that will be effected immediately prior to the completion of the offering, 2) the adoption of the Amended and Restated Certificate of Incorporation, which will authorize 20 million shares of common stock immediately prior to completion of the offering, and 3) the adjustment of the number of shares authorized under the 2002 Stock Option Plan as well as the number of options and exercise prices of options granted under such plan as a result of the 5.5 for 1 stock split in the form of a stock dividend, which will be effected immediately prior to completion of the offering. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon the effective dates of the stock split of the Company's outstanding common stock, the Amended and Restated Certificate of Incorporation, and the 2002 Stock Option Plan, all as described in Note 14 to the consolidated financial statements and assuming that from April 15, 2005 (June 10, 2005 as to the effects of the restatement described in Note 15) to the dates of such completion no other material events (except those already discussed in Note 14) have occurred that would affect the accompanying consolidated financial statements or required disclosure therein.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        "We consent to the use in this Amendment No. 2 to Registration Statement No. 833-124262 of our report dated April 15, 2005 (June 10, 2005 as to the effects of the restatement described in Note 15 and July     , 2005 as to Note 14) relating to the consolidated financial statements and financial statement schedule of MWI Holdings, Inc. and subsidiary as of September 30, 2004 and 2003 and for the years then ended and the period from June 18, 2002 to September 30, 2002 ("Successor Company Operations") and MWI Veterinary Supply Co. and subsidiary for the period from October 1, 2001 to June 17, 2002 ("Predecessor Company Operations") (which report expresses an unqualified opinion and includes an explanatory paragraph that describes the formation and acquisition of the Company and the adoption of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity and a paragraph relating to the restatement described in Note 15 to the consolidated financial statements) appearing in the Prospectus, which is part of this Registration Statement.

        We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Boise, Idaho
July     , 2005"

DELOITTE & TOUCHE LLP

Boise, Idaho
July 5, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM